As filed with the Securities and Exchange Commission on March 16, 2010

Registration No. 333-144563

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	84-0796160
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

99 George Street, 3rd Floor Toronto, ON Canada	M5A 2N4
(Address of Principal Executive Offices)	(Zip Code)

US GOLD EQUITY INCENTIVE PLAN

(Full Title of Plan)

Perry Y. Ing, Vice President and Chief Financial Officer US Gold Corporation 99 George Street, 3rd Floor Toronto, ON Canada M5A 2N4 (866) 441-0690	Copy to: David J. Babiarz, Esq. Jessica M. Browne, Esq. Dufford & Brown, P.C. 1700 Broadway, Suite 2100 Denver, Colorado 80290-2100 (303) 861-8013

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to public:

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed for the purpose of including a reoffer prospectus prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of Form S-3 (the “Reoffer Prospectus”), which may be used for the offer and sale of securities registered hereunder by officers and directors of US Gold Corporation who may be deemed to be “affiliates” of US Gold Corporation, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to Rule 429 of the Securities Act, the Reoffer Prospectus relates to shares of common stock covered by the Registration Statements of US Gold Corporation on Form S-8 filed with the Securities and Exchange Commission on May 9, 2000 (File No. 333-36600), as amended on October 6, 2005, and on January 28, 2004 (File No. 333-112269), as amended on October 6, 2005 and October 24, 2006, the contents of which are incorporated by reference herein pursuant to General Instruction E to Form S-8.

i

REOFFER PROSPECTUS

US GOLD CORPORATION

2,223,000 shares of Common Stock,
no par value

This reoffer prospectus relates to the sale of 2,223,000 shares of common stock, no par value per share, that may be offered and resold from time to time by certain eligible participants and existing shareholders identified in this prospectus (the “Selling Shareholders”) under the heading “SELLING SHAREHOLDERS.”  We will not receive the proceeds from sale of the shares.  The shares may be offered by Selling Shareholders: (i) in transactions in the over-the-counter market, on an automated inter-dealer system or national securities exchange on which shares of our common stock may be listed, in negotiated transactions, or a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.  The Selling Shareholders may effect such transactions by selling the shares to or through securities broker-dealers.  Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  See “SELLING SHAREHOLDERS” and “PLAN OF DISTRIBUTION” in this prospectus for additional information.  The Selling Shareholders may also sell such shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) if the requirements for the availability of such rule have been satisfied.

The shares are “control securities” under the Securities Act before their sale under this prospectus.  This prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by Selling Shareholders on a delayed or continuous basis to the public without restriction.

The shares were or will be issued to the Selling Shareholders upon exercise of options granted or stock grants to them under our Equity Incentive Plan (the “Plan”).  We have agreed to bear all expenses (other than underwriting discounts, selling commissions, and underwriter expense allowance, and fees and expenses of counsel and other advisers to the Selling Shareholders) in connection with the registration and sale of the shares being offered by the Selling Shareholders.

Our common stock is listed on the NYSE Amex, which we refer to as the Amex, under the symbol “UXG.”  Our common stock and warrants are also listed on the Toronto Stock Exchange under the symbols “UXG” and “UXB.WT,” respectively.  On March 15, 2010, the last reported sale price of our common stock on the Amex was $2.86 per share.

These Securities Are Speculative and Involve a High Degree of Risk.  See “RISK FACTORS” beginning at Page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2010

ADDITIONAL INFORMATION AVAILABLE

The registration statement (including post-effective amendments) that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities the Selling Shareholders may offer under this prospectus.

The public may read and copy any materials we file with the Securities and Exchange Commission, which we refer to as the “SEC,” at the SEC’s Public Reference Room at 100 F Street N.E., Washington, DC 20549.  The public may obtain more information on the operation of the Public Reference Room by calling 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner of securities, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the prospectus incorporates). Requests should be directed to:

US Gold Corporation

99 George Street, 3rd Floor

Toronto, ON Canada M5A 2N4

Telephone number:  (866) 441-0690

Attention: Perry Ing, Vice President and Chief Financial Officer

The following documents filed by us with the SEC (File Number 001-33190) are hereby incorporated by reference into this prospectus:

1.                 Our Annual Report on Form 10-K for the year ended December 31, 2009; and

2.                 The description of our capital stock contained in the registration statement on Form S-3 (Registration Number 333-157998) filed with the SEC on March 16, 2009.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, subsequent to the date of this prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SUMMARY

The following summary highlights information found in this prospectus and the documents incorporated by reference in this prospectus.  It does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the sections entitled “RISK FACTORS” and “DOCUMENTS INCORPORATED BY REFERENCE.”

As used in this prospectus, unless the context requires otherwise, the terms “US Gold Corporation,” “we,” “our” and “us” refer to US Gold Corporation and, where the context requires, our consolidated subsidiaries.

About the Company

US Gold is engaged in the business of acquiring, exploring, and developing mineral properties in the United States, which we refer to as the U.S., emphasizing the State of Nevada, and in Mexico. We presently hold an interest in numerous properties in Nevada, as well as properties in Mexico. We were organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, we changed our name to U.S. Gold Corporation and on March 16, 2007, we changed our name to US Gold Corporation. We are currently in the exploration stage and have not generated revenue from operations since 1990.

Our objective is to increase the value of our shares through the exploration, development, and extraction of gold, silver and other valuable minerals.  We generally conduct our business as sole operator, but we may enter into arrangements with other companies through joint venture or similar agreements in an effort to achieve our strategic objectives.  We own our mineral interests and property and operate our business through various subsidiary companies, each of which is owned entirely, directly or indirectly, by us.

In June 2007, we completed three simultaneous acquisitions, which we refer to as the Acquisitions, significantly increasing our land position. The assets of these three companies, Nevada Pacific Gold Ltd., Tone Resources Limited and White Knight Resources Ltd., which we refer to as the Acquired Companies, included a portfolio of properties in Nevada, Utah and Mexico.  As a result of these Acquisitions, we now hold an interest in approximately 260 square miles in the U.S. and approximately 1,395 square miles in Mexico.

A majority of our Nevada properties, including our Tonkin and Gold Bar properties, are located along the Cortez Trend, in north central Nevada.  We also own property, including our Limo property, on the Carlin Trend, which is located east of the Cortez Trend.  Our Tonkin property produced gold for a very limited period of time from shallow deposits from 1988 to 1990.  From early 1991 to early 2005, we had a series of joint venture partners that conducted exploration activities at the Tonkin property.  In 2005, the last of these joint venture relationships was terminated, returning to us a 100% interest in the Tonkin property.  In 2006, we commenced comprehensive exploration of our Tonkin property in an effort to identify additional mineralized material.  In 2007, after the completion of the Acquisitions, we began a comprehensive evaluation of the major land areas acquired in Nevada and identified numerous drilling targets at our Tonkin, Gold Bar, and Limo properties.  In 2008 and 2009, we continued to drill various targets on these properties, as well as expand the quantity of estimated mineralized material at the Gold Bar property and establish an initial estimate of mineralized material at the Limo property, in technical reports.  In 2009, we also developed targets for future drilling on our Battle Mountain Complex properties which are located at the north end of the Cortez trend.

Our primary properties in Mexico include the El Gallo Project, the Magistral Mine Property, and the Palmarito Project, in addition to large amounts of unexplored land.  The El Gallo Project, located approximately 4 miles to the northwest of the Magistral Mine, has become the primary focus of our exploration efforts in Mexico.  We made the El Gallo silver discovery in the second half of 2008 as a result of a regional exploration program we were conducting on targets surrounding the Magistral Mine.  In 2009, we significantly expanded the known area of mineralized material at El Gallo through drilling and began the permitting process necessary to significantly expand our exploration efforts around El Gallo for further drilling in 2010.  The Magistral Mine Property, located in Sinaloa State, consists of approximately 38 square miles of mineral concessions, plant and equipment.  The mine operated and produced approximately 70,000 ounces of gold from 2002 to 2005 under another owner, after which it was shut down due to higher than anticipated operating costs and a lack of operating capital when gold prices were approximately $400 per ounce.  In late 2006, the Magistral Mine was placed on a care and maintenance basis.  Including the projects previously discussed, we currently control mineral concessions of approximately 1,395 square miles located in the Mexican states of Sinaloa and Nayarit.

Recent Developments

During 2009, we continued our multi-year exploration and evaluation program at our Nevada properties and significantly increased our focus on our Mexican properties subsequent to the El Gallo discovery in 2008. Total exploration costs for the year were $8.2 million, with $4.8 million spent in Nevada and $3.4 million spent in Mexico.

Exploration targets drilled in Nevada during the year included a number of targets on the Tonkin and Gold Bar properties, each on the Cortez Trend, and targets at the Limo property on the Carlin Trend.  Also, the Company completed an update of the non-resource mineralized material estimate for the Gold Bar properties and an initial non-resource mineralized material estimate at the Limo properties.

Mexico exploration efforts during the first half of 2009 focused on expanding the size of the El Gallo project.  Primary exploration activities consisted of core and conventional rotary drilling and geochemical surface sampling.  Our focus at El Gallo during the second half of the year was on completion of environmental studies and the permitting process in order to drill on a significantly expanded area around the initial discovery.  Applications for two key permits were submitted to local authorities in July 2009.  The permit for a Land Use Change was subsequently approved on November 27, 2009 and the second permit relating to an Environmental Impact Study was approved on December 15, 2009. While the environmental and permitting work was being completed, we continued to carry out prospecting activities in the El Gallo/Magistral region and also initiated planning for an extensive drill program at El Gallo in anticipation of the permits being received.  Renewed drilling began in January 2010.

We are focusing on the most prospective properties from the Acquired Companies and we began the process of rationalizing the lowest priority exploration areas by allowing those claims to lapse as they come due.  Accordingly, we recorded a write-off of long lived assets for 2009 of $16.6 million of which $15.8 million related to our Nevada mineral property interests.  The remainder of the write-off was due to an impairment charge recorded for mobile mining equipment in Mexico.

In order to fund our continued exploration programs, we successfully completed a public offering pursuant to a registration statement filed with U.S. securities regulators and a prospectus filed with Canadian securities regulators.  In May 2009, we issued 25.15 million shares of common stock at a price of $2.00 per share (before the underwriters’ commissions and expenses).  This provided us with net cash of $46.3 million and we finished 2009 with working capital of $42.5 million.

Our principal executive office is located at 99 George Street, 3rd Floor, Toronto, Ontario, Canada M5A 2N4 and our telephone number is (866) 441-0690.  We also maintain offices in Elko and Reno, Nevada and Guamuchil, mexico.  Our website is www.usgold.com.  We make available our periodic reports and press releases on our web site.   Except for documents that are incorporated by reference into this prospectus, any post-effective amendment, or any prospectus supplement that may be accessed from our web site, the information available on or through our web site is not part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should consider carefully the following risks, along with all of the other information included in this prospectus, before deciding to buy our common stock.  Additional risks that we currently deem to be immaterial may also impair our business operations.  If we are unable to prevent events that have a negative effect from occurring, then our business may suffer.

We have incurred substantial losses since our inception in 1979 and may never be profitable.  Since our inception in 1979, we have never been profitable and we have not generated revenue from operations since 1990.  As of December 31, 2009, our accumulated deficit was approximately $298 million (including a non-cash expense of approximately $52 million related to derivative instrument accounting in the year ended December 31, 2006, a non-cash expense of approximately $107 million related to complete impairment of the Company’s goodwill, all of which was related to the Acquired Companies, in the year ended December 31, 2008, and a non-cash expense of approximately $17 million related to the write-off of long-lived assets in the year ended December 31, 2009).  To become profitable, we must identify additional mineralization and establish reserves at our mining properties, and then either develop our properties or locate and enter into agreements with third party operators.  It could be years before we receive any revenues from production, if ever.  We may suffer significant additional losses in the future and may never be profitable.  We do not expect to receive revenue from operations in the foreseeable future, if at all.  Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.  We expect to incur losses unless and until such time as one or more of our properties enters into commercial production and generate sufficient revenue to fund our continuing operations.

The feasibility of mining any of our properties has not been established, meaning that we have not completed sufficient exploration or other work necessary to determine if it is commercially feasible to develop any of our properties.  We are currently an exploration stage company.  We have no proven or probable reserves on our properties as defined by U.S. law.  A “reserve,” as defined by regulation of the SEC, is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.  A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically extracted and produced.  We have not carried out any feasibility study with regard to all or a portion of our properties.  As a result, we currently have no reserves and there are no assurances that we will be able to prove that there are reserves on our properties.

The mineralized material identified on our properties does not and may never have demonstrated economic viability.  Substantial expenditures are required to establish reserves through drilling and additional study and there is no assurance that reserves will be established.  The feasibility of mining on our Tonkin property or any other property has not been, and may never be, established.  Whether a mineral deposit can be commercially viable depends upon a number of factors, including the particular attributes of the deposit, including size, grade and proximity to infrastructure; metal prices, which can be highly variable; and government regulations, including environmental and reclamation obligations.  If we are unable to establish some or all of our mineralized material as proven or probable reserves in sufficient quantities to justify commercial operations, we may not be able to raise sufficient capital to develop a mine, even if one is warranted.  If we are unable to establish such reserves, the market value of our securities may suffer, and you may lose some or all of your investment.

There are significant differences in U.S. and Canadian practices for reporting reserves and resources.  Our estimates of mineralized material have been prepared in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101, commonly known as NI 43-101.  These standards are different from the standards generally permitted to report reserve and other estimates in reports and other materials filed with the SEC.  Under NI 43-101, we report measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC.  Under SEC rules, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.  U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves.  Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  Canadian regulations permit disclosure of “contained ounces”, however, the SEC only permits issuers to report mineralized material in tonnage and grade without reference to unit measures.  Accordingly, information concerning descriptions of mineralization contained in our public filings may not be comparable to information made public by other U.S. companies subject only to the U.S. reporting and disclosure requirements of the SEC.

Historical production of gold at our Tonkin or Magistral properties may not be indicative of the potential for future development or revenue.  Historical production of gold from our Tonkin property came from relatively shallow deposits, in very limited quantities and for a very limited period of time.  We commenced exploration of deeper zones of our Tonkin property in 2006 in an effort to identify additional mineralized material, and recently have identified priority exploration drilling targets on our Tonkin, Gold Bar and Limo properties in Nevada.  In Mexico, the Magistral Mine produced gold from 2002 through 2004, but it was shut down in 2005 and is currently held by us on a care and maintenance basis.  In recent years, we increased our expenditures for exploration for our Mexico properties in and around the Magistral Mine.  However, due to uncertainties associated with exploration, including variations in geology and structure, there is no assurance that our efforts will be successful or that prior drilling results are reflective of additional or economically developable deposits.  Investors in our securities should not rely on our historical operations as an indication that we will ever place any of our mining properties into commercial production again.

We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations.  Substantial expenditures will be required to determine if proven and probable mineral reserves exist at any of our properties, to develop metallurgical processes to extract metal or to develop the mining and processing facilities and infrastructure at any of our properties or mine sites.  We have spent and will be required to continue to expend significant amounts of capital for drilling, geological and geochemical analysis, assaying, and, if warranted, feasibility studies with regard to the results of our exploration.  We may not benefit from these investments if we are unable to identify commercially exploitable mineralized material.  If we do locate commercially mineable material or decide to put one or more of our properties into production, we may be required to upgrade our processing facility at the Magistral Mine or the Tonkin property or construct new facilities.  Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of gold and other precious metals.  Capital markets worldwide have been adversely affected by substantial losses by financial institutions, in turn caused by investments in asset-backed securities.  We may not be successful in obtaining the required financing, or if we can obtain such financing, such financing may not be on terms that are favorable to us.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration or development and the possible, partial or total loss of our potential interest in certain properties.

The figures for our estimated mineralized material are based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.  Unless otherwise indicated, mineralization figures presented in our filings with securities regulatory authorities including the SEC, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and our internal geologists.  When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineralized material and grades of mineralization on our properties.  Until ore is actually mined and processed, mineralized material and grades of mineralization must be considered as estimates only.

These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable.  We cannot assure you that:

•                  these estimates will be accurate;

•                  mineralization estimates will be accurate; or

•                  this mineralization can be mined or processed profitably.

Any material changes in mineral estimates and grades of mineralization will affect the economic viability of placing a property into production and such property’s return on capital.  There can be no assurance that minerals recovered in small scale tests will be recovered in large-scale tests under on-site conditions or in production scale.

The estimates contained in our public filings have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate.  Extended declines in market prices for gold and/or silver may render portions of our mineralization estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability of one or more of our properties.  Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our results of operations or financial condition.

The integration of any other acquisitions that we may pursue will present significant challenges.  The investigation of any other acquisitions, integration of our operations with any other acquisitions we may pursue and the consolidation of those operations will require the dedication of management resources, which will temporarily divert attention from the day-to-day business of the Company. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the Company’s businesses, which could have an adverse effect on the operating results of the combined company for an indeterminate period of time.  The failure to successfully integrate any such acquisitions, to retain key personnel and to successfully manage the challenges presented by the integration process may prevent us from achieving the anticipated potential benefits of any such acquisitions.  If we fail to realize the anticipated benefits of any such acquisitions, our results of operations, financial condition and cash flows may be adversely affected.

Fluctuating gold and silver prices could negatively impact our business.  The potential for profitability of our gold and silver mining operations and the value of our mining properties are directly related to the market price of gold and silver.  The price of gold and silver may also have a significant influence on the market price of our common stock.  The market price of gold and silver historically has fluctuated significantly and is affected by numerous factors beyond the control of any mining company.  These factors include supply and demand fundamentals, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold and silver sales and loans by central banks, forward sales by metal producers, global or regional political, economic or banking crises, and a number of other factors.  The selection of a property for exploration or development, the determination to construct a mine and place it into production, and the dedication of funds necessary to achieve such purposes are decisions that must be made long before the first revenues, if any, from production will be received.  Price fluctuations between the time that such decisions are made and the commencement of production can have a material adverse effect on the economics of a mine.

The volatility in gold and silver prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the average annual market prices in U.S. dollars per ounce of gold and silver, based on the daily London P.M. fix.

Average Annual Market Price of Gold (per oz.)

	2005	2006	2007	2008	2009
Gold	$445	$604	$696	$872	$972
Silver	7.32	11.54	13.38	14.99	14.67

The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate.  In the event gold or silver prices decline and remain low for prolonged periods of time, we might be unable to develop our properties, which may adversely affect our results of operations, financial performance and cash flows.

Our continuing reclamation obligations at the Tonkin property and other properties could require significant additional expenditures.  We are responsible for the reclamation obligations related to disturbances located on all of our properties, including the Tonkin property.  We have posted a bond in the amount of the estimated reclamation obligation at the Tonkin project.  We have not posted a bond in Mexico, as none is required. There is a risk that any cash bond, even if augmented upon any required update of the reclamation obligations, could be inadequate to cover the costs of reclamation which could subject us to additional costs for the actual reclamation obligations.  The satisfaction of bonding requirements and continuing reclamation obligations will require a significant amount of capital.  There is a risk that we will be unable to fund these additional bonding requirements, and further, that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration activities, which may adversely affect our results of operations, financial performance and cash flows.

Our ongoing operations and past mining activities are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.  All phases of our operations are subject to federal, state and local environmental regulation.  These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation.  They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste.  Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for us and our officers, directors and employees.  Future changes in environmental regulation, if any, may adversely affect our operations, make our operations prohibitively expensive, or prohibit them altogether.  Environmental hazards may exist on our properties that are unknown to us at the present and that have been caused by us, one of the Acquired Companies, or previous owners or operators, or that may have occurred naturally.  Mining properties that the Acquired Companies may have transferred may cause us to be liable for remediating any damage that those companies may have caused.  The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

We have transferred our interest in several mining properties over past years, some of which are now being operated by third parties.  Under applicable U.S. federal and state environmental laws, as prior owner of these properties, we may be liable for remediating any damage that we may have caused.  The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Production, if any, at our property will involve the use of hazardous materials.  Should these materials leak or otherwise be discharged from their containment systems, we may become subject to liability.  We have not purchased insurance for environmental risks including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production, as it is not generally available at a reasonable price.

Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations on our mining property.  Our operations, including ongoing exploration drilling programs, require permits from the state and federal governments.  We may be unable to obtain these permits in a timely manner, on reasonable terms, or at all.  Even if we are able to obtain such permits, the time required by the permitting process can be significant.  If we cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, our timetable and business plan for exploration of our properties will be adversely affected, which may in turn adversely affect our results of operations, financial condition and cash flows.

Our operations in Mexico are subject to potential changes in political conditions and regulations and crime in that country.  Our Magistral Mine and certain other concessions are located in Mexico, and are subject to Mexican federal and state laws and regulations.  As a result, our mining investments are subject to the risks normally associated with the conduct of business in foreign countries.  In the past, Mexico has been subject to political instability, changes and uncertainties which may cause changes to existing government regulations affecting mineral exploration and mining activities.  Civil or political unrest could disrupt our operations at any time.  Our Magistral Mine is in a region that is subject to violence in connection with the illegal drug trade.  An increase in criminal activity and violent crime, especially in connection with such drug trade, could impact our ability to operate safely in the region or to bring in needed consultants and contractors.  Our exploration and mining activities may be adversely affected in varying degrees by changing government regulations relating to the mining industry or shifts in political conditions that could increase the costs related to our activities or maintaining our properties.

Title to mineral properties can be uncertain, and we are at risk of loss of ownership of one or more of our properties.  Our ability to explore and operate our properties depends on the validity of title to that property.  Our U.S. mineral properties consist of leases of unpatented mining claims, and unpatented mining and millsite claims.  Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the federal government, which makes the validity of unpatented mining claims uncertain and generally more risky.  These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from public record.  Since a substantial portion of all mineral exploration, development and mining in the U.S. now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry.  We have not obtained a title opinion on our entire property, with the attendant risk that title to some claims, particularly title to undeveloped property, may be defective.  There may be valid challenges to the title to our property which, if successful, could impair development and/or operations.

We remain at risk that the mining claims may be forfeited either to the U.S., or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims or challenges to whether a discovery of a valuable mineral exists on every claim.

Legislation has been proposed that would significantly affect the mining industry.  Periodically, members of the U.S. Congress have introduced bills which would supplant or alter the provisions of the General Mining Law of 1872, which governs the unpatented claims that we control with respect to our U.S. properties.  One such amendment has become law and has imposed a moratorium on patenting of mining claims, which reduced the security of title provided by unpatented claims such as those on our U.S. properties.  If additional legislation is enacted, it could substantially increase the cost of holding unpatented mining claims by requiring payment of royalties, and could significantly impair our ability to develop mineral resources on unpatented mining claims.  Such bills have proposed, among other things, to make permanent the patent moratorium, to impose a federal royalty on production from unpatented mining claims and to declare certain lands as unsuitable for mining.  Although it is impossible to predict at this time what royalties may be imposed in the future, the imposition of such royalties could adversely affect the potential for development of such mining claims, and the economics of existing operating mines on federal unpatented mining claims.  Passage of such legislation could adversely affect our business.

In Canada, Bill C-300, An Act Respecting Corporate Accountability for the Activities of Mining, Oil or Gas in Developing Countries, is a proposed piece of legislation which seeks to govern the activities of Canadian mining and mineral exploration companies operating or otherwise conducting business in certain enumerated countries.  Although US Gold is a Colorado corporation, our interests in Mexico are held by various wholly owned subsidiaries, some of which are incorporated pursuant to federal or provincial Canadian statutes and may subsequently result in US Gold being subject to this or similar legislation enacted in Canada and may adversely affect our Mexican operations.

In Mexico, the PRI, which is the main opposition political party, with the support of other opposition parties, has introduced in the Chamber of Deputies a 4% mining royalty on production.  The opposition parties collectively have a majority in both the Chamber of Deputies and the Senate, with the governing PAN party a minority.  The opposition numbers are sufficient (over 2/3) to override a Presidential veto in the Chamber but not in the Senate.  To date, the Government has been silent on the royalty proposal.

A significant portion of the lode claims comprising our Tonkin property are subject to a lease in favor of a third party which may expire in 2011 and which provides for a 5% royalty on production.  A total of 372 of our mining and millsite claims at the Tonkin property are subject to this lease.  The lease requires annual payments of $187,500 or 568.75 ounces of gold, whichever is greater, and payment of a royalty of 5% of the gross sales price of gold or silver from the property before deduction of any expenses from the gross sales price.  The term of this lease expires January 1, 2011 and can be extended from year to year, up to a maximum of 99 years, by production from or other activities on the leased claims.  This lease covers a portion of the claims in the mine corridor where most of our mineralized material relating to the Tonkin project has been identified.  In the event the lease is not extended and/or we are unable to purchase the claims from the owner, we may be forced to forfeit the underlying claims, which in turn may adversely affect our ability to explore and develop the property.  If we are successful in identifying sufficient mineralization to warrant placing the property into production, we will be obligated to pay the leaseholder a royalty of 5% of the production.  The payment of this royalty, together with other royalties payable to third parties in respect of certain claims, will reduce our potential revenue.

We cannot assure you that we will have an adequate supply of water to complete desired exploration or development of our mining properties.  In accordance with the laws of the State of Nevada, we have obtained permits to drill the water wells that we currently use to service the Tonkin property and we plan to obtain all required permits for drilling water wells to serve other properties we may develop or acquire in the future.  However, the amount of water that we are entitled to use from those wells must be determined by the appropriate regulatory authorities.  A final determination of these rights is dependent in part on our ability to demonstrate a beneficial use for the amount of water that we intend to use.  Unless we are successful in developing the property to a point where we can commence commercial production of gold or other precious metals, we may not be able to demonstrate such beneficial use.  Accordingly, there is no assurance that we will have access to the amount of water needed to operate a mine at the property, which may prevent us from generating revenue, and which would adversely affect our financial condition and cash flows.

Our industry is highly competitive, attractive mineral lands are scarce, and we may not be able to obtain quality properties.  We compete with many companies in the mining industry, including large, established mining companies with substantial capabilities, personnel and financial resources.  There is a limited supply of desirable mineral lands available for claim staking, lease or acquisition in the U.S., Mexico, and other areas where we may conduct exploration activities.  We may be at a competitive disadvantage in acquiring mineral properties, since we compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than we do.  From time to time, specific properties or areas which would otherwise be attractive to us for exploration or acquisition may be unavailable to us due to their previous acquisition by other companies or our lack of financial resources.  Competition in the industry is not limited to the acquisition of mineral properties but also extends to the technical expertise to find, advance, and operate such properties; the labor to operate the properties; and the capital for the purpose of funding such properties.  Many competitors not only explore for and mine precious metals, but conduct refining and marketing operations on a world-wide basis.  Such competition may result in our company being unable not only to acquire desired properties, but to recruit or retain qualified employees or to acquire the capital necessary to fund our operation and advance our properties.  Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation, financial condition and cash flows.

We may have overpaid for the shares of the Acquired Companies.  The price that we paid for the Acquired Companies was based in part on the perceived benefits of those acquisitions.  However, there is no assurance that the acquisition of the Acquired Companies will result in any or all of the benefits that we envision.  In the event that one or more of the acquisitions does not prove to be beneficial to us, the market price of our common stock may decline.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations.  Exploration for minerals is highly speculative and involves greater risk than many other businesses.  Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined.  Few properties that are explored are ultimately advanced to production.  Our current exploration efforts are, and any future development or mining operations we may elect to conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as, but not limited to:

•         economically insufficient mineralized material;

•         fluctuations in production costs that may make mining uneconomical;

•         labor disputes;

•         unanticipated variations in grade and other geologic problems;

•         environmental hazards;

•         water conditions;

•         difficult surface or underground conditions;

•         industrial accidents;

•         metallurgical and other processing problems;

•         mechanical and equipment performance problems;

•         failure of pit walls or dams;

•         unusual or unexpected rock formations;

•         personal injury, fire, flooding, cave-ins and landslides; and

•         decrease in reserves due to a lower gold price.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues and production dates.  We currently have no insurance to guard against any of these risks.  If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests.  All of these factors may result in losses in relation to amounts spent which are not recoverable.

We do not insure against all risks to which we may be subject in our planned operations.  While we currently maintain insurance to insure against general commercial liability claims, we do not maintain insurance to cover all of the potential risks associated with our operations.  Certain of our exploration properties such as Gold Bar and Limo have no existing infrastructure for which we insure, and we do not insure our limited physical assets at the Magistral Mine or Tonkin property.  For example, we do not have insurance on the mill at our Tonkin property nor the mine assets associated with the Magistral property and we do not have business interruption insurance.  We may also be unable to obtain insurance to cover other risks at economically feasible premiums or at all.  Insurance coverage may not continue to be available, or may not be adequate to cover liabilities.  We might also become subject to liability for environmental, pollution or other hazards associated with mineral exploration and production which may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of premium costs or other reasons.  Losses from these events may cause us to incur significant costs that could materially adversely affect our financial condition and our ability to fund activities on our property.  A significant loss could force us to reduce or terminate our operations.

We depend on a limited number of personnel and the loss of any of these individuals could adversely affect our business.  Our company is primarily dependent on two persons, namely our Chairman and Chief Executive Officer, and our Vice President and Chief Financial Officer.  Robert R. McEwen, our Chairman and Chief Executive Officer, is responsible for strategic direction and the oversight of our business.  Perry Y. Ing, our Vice President and Chief Financial Officer, is responsible for our public reporting and administrative functions.  We rely heavily on these individuals for the conduct of our business.  The loss of either of these officers would significantly and adversely affect our business.  In that event, we would be forced to identify and retain an individual to replace the departed officer.  We may not be able to replace one or more of these individuals on terms acceptable to us.  We have no life insurance on the life of any officer.

Gain recognized by non-U.S. holders and non-U.S. persons holding any interest in the Company other than solely as a creditor (including, for example, convertible debt) on the sale or other disposition of our securities may be subject to U.S. federal income tax.  We believe that we currently are a “United States real property holding corporation” under section 897(c) of the Internal Revenue Code, or USRPHC, and that there is a substantial likelihood that we will continue to be a USRPHC.  Generally, securities (other than securities that provide no interest in a corporation other than solely as a creditor) issued by a corporation that has been a USRPHC at any time during the preceding five years (or the non-U.S. holder’s holding period for such securities, if shorter) are treated as United States real property interests, or USRPIs, and gain recognized by a non-U.S. holder on the sale or other disposition of securities is subject to regular U.S. federal income tax, as if such gain were effectively connected with the conduct by such holder of a U.S. trade or business.  There are, however, certain exceptions pursuant to which our securities may not be treated as USRPIs provided that our common stock is “regularly traded” on an “established securities market.”  Under one such exception, shares of our common stock will not be treated as USRPIs in the hands of a non-U.S. holder provided that such non-U.S. holder has not owned or been deemed to own (directly or under certain constructive ownership rules) more than 5% of the common stock at any time during the 5-year period ending on the date of the sale or other taxable disposition.  Under any exception, classes of our securities other than common stock will not generally be treated as USRPIs in the hands of a non-U.S. holder provided that, on the date such security was acquired by the non-U.S. holder, it had a fair market value not greater than the fair market value on that date of 5% of our common stock (or, under certain circumstances, the value, if lower, of 5% of any other regularly traded class of our stock, which may possibly include the exchangeable shares of our subsidiary, US Gold Canadian Acquisition Corporation (“Canadian Exchange Co.”)).  If gain recognized by a non-U.S. holder from the sale or other disposition of our common stock or other securities is subject to regular income tax under these rules, the transferee of such common stock or other securities may be required to deduct and withhold a tax equal to 10 percent of the amount realized on the sale or other disposition, unless certain exceptions apply.  Any tax withheld may be credited against the U.S. federal income tax owed by the non-U.S. holder for the year in which the sale or other disposition occurs.

The laws of the State of Colorado and our Articles of Incorporation may protect our directors from certain types of lawsuits.  The laws of the State of Colorado provide that our directors will not be liable to us or our shareholders for monetary damages for all but certain types of conduct as directors of the Company.  Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law.  The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances.  The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

We are required to annually evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common stock.  Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on internal control over financial reporting.  Such a report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective.  This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management.  If we are unable to maintain and to assert that our internal control over financial reporting is effective, or if we disclose material weaknesses in our internal control over financial reporting, investors could lose confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on our stock price.

The acquisition of the Acquired Companies has and may further result in the issuance of a significant amount of additional US Gold common stock which may in turn depress the trading price of our stock or other securities.  The acquisition of the Acquired Companies resulted in the issuance of approximately 42, 968,830 exchangeable shares of Canadian Exchange Co., each of which is convertible into shares of our common stock on a one-for-one basis.  As of December 31, 2009, 15,355,122 exchangeable shares remain outstanding.  If all of those exchangeable shares were converted into common stock, it would represent an increase in the outstanding shares of US Gold common stock as of December 31, 2009 of approximately 14%. The conversion of the remaining outstanding exchangeable shares could depress the trading price of our common stock.

The exercise of outstanding options and warrants and the future issuances of our common stock will dilute current shareholders and may reduce the market price of our common stock.  As of March 15, 2010, we had outstanding options and warrants to purchase a total of 12,203,500 shares of our common stock, which if completely exercised, would dilute existing shareholders’ ownership by approximately 10%, assuming all exchangeable shares not held by US Gold or our subsidiaries are exchanged for an equivalent amount of our common stock.  Under certain circumstances, our Board of Directors has the authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders.  Based on the need for additional capital to fund expected growth, it is likely that we will issue additional securities to provide such capital and that such additional issuances may involve a significant number of shares.  Issuance of additional securities in the future will dilute the percentage interest of existing shareholders and may reduce the market price of our common stock.

Our stock price may be volatile and as a result you could lose all or part of your investment.  In addition to volatility associated with publicly traded securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•             changes in the worldwide price for gold and/or silver;

•             disappointing results from our exploration or development efforts;

•             failure to meet our operating budget;

•             decline in demand for our common stock;

•             downward revisions in securities analysts’ estimates or changes in general market conditions;

•             technological innovations by competitors or in competing technologies;

•             investor perception of our industry or our prospects; and

•             general economic trends.

In addition, stock markets generally have experienced extreme price and volume fluctuations and the market prices of securities generally have been highly volatile.  These fluctuations are often unrelated to operating performance of a company and may adversely affect the market price of our common stock.  As a result, investors may be unable to resell their shares at a fair price.

A small number of existing shareholders own a significant portion of our common stock, which could limit your ability to influence the outcome of any shareholder vote.  Our chairman and chief executive officer beneficially owns approximately 21% of our common stock as of March 15, 2010 (assuming all exchangeable shares not held by US Gold or our subsidiaries are exchanged for an equivalent amount of our common stock).  Under our Articles of Incorporation and the laws of the State of Colorado, the vote of a majority of the shares voting at a meeting at which a quorum is present is generally required to approve most shareholder action.  As a result, this individual will be able to significantly influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers, acquisitions or other significant corporate transactions.

We have never paid a dividend on our common stock and we do not anticipate paying one in the foreseeable future.  We have not paid a dividend on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future.  Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations.  Further, our initial earnings, if any, will likely be retained to finance our growth.  Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act).  Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements.  Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•                  decisions of foreign countries and banks within those countries;

•                  commodity price fluctuations;

•                  technological changes in the mining industry;

•                  changes in our business strategy;

•                  interpretation of drill hole results and the geology, grade and continuity of mineralization;

•                  the uncertainty of reserve estimates and timing of development expenditures;

•                  unexpected changes in business and economic conditions;

•                  changes in interest rates and currency exchange rates;

•                  timing and amount of production, if any;

•                  our costs;

•                  changes in exploration and overhead costs;

•                  access and availability of materials, equipment, supplies, labor and supervision, power and water;

•                  results of current and future exploration activities;

•                  results of pending and future feasibility studies;

•                  local and community impacts and issues;

•                  accidents and labor disputes; and

•                  other risks identified in the section entitled “RISK FACTORS” in any post-effective amendment or prospectus supplement hereto, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

This list, together with the factors identified under the section entitled “RISK FACTORS” above is not an exhaustive list of the factors that may affect any of our forward-looking statements. You should read this prospectus, any post-effective amendment and any prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus, any post-effective amendment and any prospectus supplement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. We do not undertake to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, other than to reflect a material change in the information previously disclosed, as required by applicable law. You should review our subsequent reports filed from time to time with the SEC on Forms 10-K, 10-Q and 8-K and any amendments thereto. We qualify all of our forward-looking statements by these cautionary statements.

Prospective investors are urged not to put undue reliance on forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Shareholders of shares of common stock pursuant to this prospectus.  All of the 2,223,000 shares which may be offered pursuant to this prospectus underlie stock options granted under our Plan.  We will receive proceeds from the exercise of these outstanding stock options upon their exercise based on the exercise prices of the options.  The exercise prices range from $0.91 per share to $3.57 per share.  If all stock options were exercised, we would receive aggregate proceeds of $3,529,110.  All proceeds, if any, from the exercise of these options will be added to our working capital.

SELLING SHAREHOLDERS

The Selling Shareholders named in this prospectus are offering all of the 2,223,000 shares offered through this prospectus.  The shares are comprised of 2,223,000 shares that may be sold from time to time upon the exercise of stock options granted to the Selling Shareholders pursuant to our Plan.

The following table provides, as of March 15, 2010, information regarding the beneficial ownership of our common stock held by each of the Selling Shareholders, including:

1.             the number of shares owned by each Selling Shareholder prior to this offering;

2.             the total number of shares that are to be offered by each Selling Shareholder; and

3.             the total number of shares that will be owned by each Selling Shareholder upon completion of the offering.

Information with respect to beneficial ownership is based upon information obtained from the Selling Shareholders.  Information with respect to “Number of Shares Beneficially Owned Prior to the Offering” includes the shares issuable upon exercise of the stock options held by the Selling Shareholders that are exercisable within 60 days of the date of this prospectus. The “Number of Shares that may be Offered” includes the shares that may be acquired by the Selling Shareholders pursuant to the exercise of stock options granted to the Selling Shareholders pursuant to our Plan, including some shares that are issuable upon the exercise of stock options at a date later than 60 days from the date of this prospectus. Information with respect to “Number of Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the Selling Shareholders.  Except as described below and to our knowledge, the named Selling Shareholder beneficially owns and has sole voting and investment power over all shares or rights to these shares.

Because the Selling Shareholders may offer all, some or none of the shares currently owned or the shares received upon exercise of the options pursuant to the offering contemplated by this prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of common stock that will be held upon termination of this offering.

Up to 2,223,000 shares of common stock issued pursuant to the exercise of stock options by our officers or directors, who may be deemed to be “affiliates” of our company, as such term is defined in Rule 405 under the Securities Act, and who are eligible to participate in our Plan, may be sold pursuant to this prospectus. Eligibility to participate in the Plan is available to our officers, directors, employees and eligible consultants, as determined solely by our Board of Directors. Options to purchase up to 2,223,000 shares of common stock have been granted under our Plan to certain of our directors and officers, each of whom is named as a Selling Shareholder in this prospectus. The following table contains information for the Selling Shareholders offering 2,223,000 shares pursuant to the Plan:

Name of Selling	Number of Shares Beneficially Owned		Number of Shares that		Shares Beneficially Owned After the Offering
Shareholder(1)	Prior to the Offering		may be Offered		Number	Percent
Robert R. McEwen(2)	26,094,360	(3)(4)	1,000,000	(4)(5)	25,761,027	22.5%

Michele L. Ashby(6) 300 South Jackson St., Suite 220 Denver, CO 80209	105,000	(7)	60,000	(8)	95,000	*

Leanne M. Baker(6) 600 Grandview Road Sebastopol, CA 95472	128,000	(9)	60,000	(8)	118,000	*

Peter Bojtos(6) 2582 Taft Court Lakewood, CO 80215	225,000	(10)	60,000	(8)	215,000	*

Declan J. Costelloe(6) 2994 Routt St. Lakewood, CO 80215	115,000	(10)	60,000	(8)	105,000	*

Perry Y. Ing(11)	124,166	(12)	290,000	(12)(13)	7,500	*

Ian J. Ball(11)	94,000	(14)	369,000	(14)(15)	0	*

Stefan Spears(11)	104,000	(14)	294,000	(14)(16)	10,000	*

Nils Engelstad(11)	0		30,000	(17)	0	*
TOTAL			2,223,000

*                    Represents less than 1% of the amount of common stock to be outstanding after the offering.

(1)             Except as otherwise indicated, the address of each beneficial owner is c/o US Gold Corporation, 99 George Street, 3rd Floor, Toronto, Ontario, Canada M5A 2N4.

(2)             Officer and director.

(3)             Includes: (i) 25,427,527 shares of common stock and (ii) warrants to purchase 333,500 shares of common stock, exercisable within 60 days of the date of this prospectus, each held by 2190303 Ontario Inc.

(4)             Includes 333,333 shares of common stock underlying options which are exercisable within 60 days from the date of this prospectus.

(5)             Includes: (i) 333,333 shares of common stock underlying options that are exercisable on or after 1/7/2011 and (ii) 333,334 shares of common stock underlying options that are exercisable on or after 1/7/2012 so long as the Selling Shareholder remains with the company until that time.

(6)             Director.

(7)             Includes 80,000 shares of common stock underlying options which are exercisable within 60 days from the date of this prospectus.

(8)             Includes: (i) 10,000 shares of common stock underlying options that are immediately exercisable; (ii) 10,000 shares of common stock underlying options that are exercisable on or after 1/7/2011; (iii) 10,000 shares of common stock underlying options that are exercisable on or after 1/7/2012; (iv) 10,000 shares of common stock underlying options that are exercisable on or after 2/17/2011; (v) 10,000 shares of common stock underlying options that are exercisable on or after 2/17/2012; and (vi) 10,000 shares of common stock underlying options that are exercisable on or after 2/17/2013 so long as the Selling Shareholder remains with the company until that time.

(9)             Includes 98,000 shares underlying options which are exercisable within 60 days from the date of this prospectus.

(10)       Includes 110,000 shares underlying options which are exercisable within 60 days from the date of this prospectus.

(11)       Officer.

(12)       Includes 116,666 shares underlying options which are exercisable within 60 days from the date of this prospectus.

(13)       Includes: (i) 50,000 shares of common stock underlying options that are exercisable on or after 3/3/2011; (ii) 16,667 shares of common stock underlying options that are exercisable on or after 1/7/2011; (iii) 16,667 shares of common stock underlying options that are exercisable on or after 1/7/2012; (iv) 30,000 shares of common stock underlying options that are exercisable on or after 2/17/2011; (v) 30,000 shares of common stock underlying options that are exercisable on or after 2/17/2012; and (vi) 30,000 shares of common stock underlying options that are exercisable on or after 2/17/2013 so long as the Selling Shareholder remains with the company until that time.

(14)    Includes 94,000 shares of common stock underlying options that are exercisable within 60 days of the date of this prospectus.

(15)       Includes: (i) 5,000 shares of common stock underlying options that are exercisable on or after 1/22/2011; (ii) 50,000 shares of common stock underlying options that are exercisable on or after 8/6/2010; (iii) 50,000 shares of common stock underlying options that are exercisable on or after 8/6/2011; (iv) 10,000 shares of common stock underlying options that are exercisable on or after 1/7/2011; (v) 10,000 shares of common stock underlying options that are exercisable on or after 1/7/2012; (vi) 50,000 shares of common stock underlying options that are exercisable on or after 2/17/2011; (vii) 50,000 shares of common stock underlying options that are exercisable on or after 2/17/2012; and (viii) 50,000 shares of common stock underlying options that are exercisable on or after 2/17/2013 so long as the Selling Shareholder remains with the company until that time.

(16)       Includes: (i) 5,000 shares of common stock underlying options that are exercisable on or after 1/22/2011; (ii) 50,000 shares of common stock underlying options that are exercisable on or after 8/6/2010; and (iii) 50,000 shares of common stock underlying options that are exercisable on or after 8/6/2011 (iv) 10,000 shares of common stock underlying options that are exercisable on or after 1/7/2011; (v) 10,000 shares of common stock underlying options that are exercisable on or after 1/7/2012; (vi) 25,000 shares of common stock underlying options that are exercisable on or after 2/17/2011; (vii) 25,000 shares of common stock underlying options that are exercisable on or after 2/17/2012; and (viii) 25,000 shares of common stock underlying options that are exercisable on or after 2/17/2013 so long as the Selling Shareholder remains with the company until that time.

(17)       Includes: (i) 10,000 shares of common stock underlying options that are exercisable on or after 2/17/2011; (ii) 10,000 shares of common stock underlying options that are exercisable on or after 2/17/2012; and  (iii) 10,000 shares of common stock underlying options that are exercisable on or after 2/17/2013.

Each Selling Shareholder has purchased or will acquire our common stock for investment and with no present intention of distributing or reselling such shares unless registered for resale.  However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their shares when they deem appropriate, we have filed a Form S-8 registration statement with the SEC of which this prospectus forms a part with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.  We have agreed to prepare and file such amendments and supplements to the registration statement and to keep the registration statement effective until all the shares offered hereby have been sold pursuant thereto, until such shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Shareholders.

Certain of the Selling Shareholders, their associates and affiliates may from time to time perform services for us or our subsidiaries in the ordinary course of business.

PLAN OF DISTRIBUTION

The shares offered hereby may be sold from time to time to purchasers directly by the Selling Shareholders.  Alternatively, the Selling Shareholders may from time to time offer the shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of shares for whom they may act as agents.  The Selling Shareholders and any underwriters, broker/dealers or agents that participate in the distribution of shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the shares by them deemed to be underwriting discounts and commissions under the Securities Act.

The shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.  The sale of the shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national or international securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options.  At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

The Selling Shareholders may also sell such shares pursuant to Rule 144 under the Securities Act if the requirements for the availability of such rules have been satisfied.

To comply with the securities laws of certain jurisdictions, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

The Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Shareholders.  The foregoing may affect the marketability of the shares.

All expenses of the registration of the shares will be paid by us, including, without limitation, SEC filing fees and expenses and compliance with state securities or “blue sky” laws; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any.

LEGAL MATTERS

The validity of the shares of common stock offered hereby by will be passed upon for us by Dufford & Brown, P.C., Denver, Colorado.

EXPERTS

Our financial statements as of December 31, 2009 and for the two years then ended incorporated by reference in this prospectus have been included in reliance on the report of KPMG LLP, Toronto, Canada with respect to financial statements as of December 31, 2009 and 2008, and for the two years ended December 31, 2009, and the report of KPMG LLP, Denver, Colorado with respect to financial statements for the year ended December 31, 2007, our independent registered public accounting firms for such years. These financial statements have been incorporated by reference herein, and have been included upon the authority of said firms as experts in accounting and auditing.

The technical information relating to our Tonkin property, Gold Pick - Gold Ridge project and Palmarito project, including the estimate of mineralized material in place therein, have been incorporated by reference into this prospectus in reliance on the reports of Ore Reserves Engineering Inc., Telesto Nevada Inc. and Pincock, Allen & Holt, respectively, each experts in mining and metallurgical matters.

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH  INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY OF THE TIME SUBSEQUENT TO ITS DATE.  HOWEVER, THE COMPANY HAS UNDERTAKEN TO AMEND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE THEREOF WHICH INDIVIDUALLY OR IN THE AGGREGATE REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT.  IT IS ANTICIPATED, HOWEVER, THAT MOST UPDATED INFORMATION WILL BE INCORPORATED HEREIN BY REFERENCE TO THE COMPANY’S REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934.  SEE “DOCUMENTS INCORPORATED BY REFERENCE.”

ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

You should rely only on the information contained in this document or that we have referred you to.  We have not authorized anyone to provide you with information that is different.  This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

2,223,000 Shares

US GOLD CORPORATION

Common Stock

PROSPECTUS

March 16, 2010

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item. 3.  Incorporation of Documents by Reference

The following documents filed by us with the SEC (File Number 001-33190) and all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents:

1.    Our Annual Report on Form 10-K for the year ended December 31, 2009; and

2.    The description of our capital stock contained in the registration statement on Form S-3 (Registration Number 333-157998) filed with the SEC on March 16, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Expert and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

We have entered into indemnification agreements with each of our executive officers and directors which provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, but subject to certain exceptions, any of our directors or officers who are made or threatened to be made a party to a proceeding, by reason of the person serving or having served in their capacity as an executive officer or director with us.  We may also be required to advance expenses of defending any proceeding brought against them while serving in such capacity.

Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.

The Colorado Business Corporation Act (“CBCA”) allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard.  Indemnification is limited to reasonable expenses.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA.  Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•                  any breach of the duty of loyalty to us or our stockholders;

•                  acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•                  dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•                  violations of certain laws; or

•                  any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by our Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Number	Description of Exhibits

23.1	Consent of KPMG LLP, Toronto, Canada.

23.2	Consent of KPMG LLP, Denver, Colorado.

23.3	Consent of Ore Reserves Engineering Inc.

23.4	Consent of Telesto Nevada Inc.

23.5	Consent of Pincock, Allen & Holt.

24.	Power of attorney (included on the signature page).

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(a)(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on

Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, on this 15th day of March, 2010.

US GOLD CORPORATION

By:	/s/ Perry Y. Ing
Perry Y. Ing
Vice President, Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of US Gold Corporation do hereby constitute and appoint Perry Y. Ing to be our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Robert R. McEwen	Chief Executive Officer and Chairman	March 15, 2010
Robert R. McEwen	(Principal Executive Officer)

/s/ Perry Y. Ing	Vice President, Chief Financial Officer	March 15, 2010
Perry Y. Ing	(Principal Financial and Accounting Officer)

/s/ Michele L. Ashby	Director	March 15, 2010
Michele L. Ashby

/s/ Leanne M. Baker	Director	March 15, 2010
Leanne M. Baker

/s/ Declan J. Costelloe	Director	March 15, 2010
Declan J. Costelloe

Index to Exhibits

Number	Description of Exhibits

23.1	Consent of KPMG LLP, Toronto, Canada.

23.2	Consent of KPMG LLP Denver, Colorado.

23.3	Consent of Ore Reserves Engineering Inc.

23.4	Consent of Telesto Nevada Inc.

23.5	Consent of Pincock, Allen & Holt.

24.	Power of attorney (included on the signature page).